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                    November 4, 2021

       Peter J. Gordon
       Director
       AB Commercial Real Estate Private Debt Fund, LLC
       1345 Avenue of the Americas
       New York, NY 10105

                                                        Re: AB Commercial Real
Estate Private Debt Fund, LLC
                                                            Registration
Statement on Form 10-12G
                                                            Filed August 2,
2021
                                                            File No. 000-56320

       Dear Mr. Gordon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Michael Darby